Exhibit 10.1
MARQETA, INC.
AMENDED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The purpose of this Non-Employee Director Compensation Policy, as amended, (the “Policy”) of Marqeta, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber members of the Board of Directors (the “Board”) who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.	Annual Cash Retainer
Outside Directors will receive an annual retainer of $50,000 for their services as members of the Board, which will include their general availability and participation in meetings and conference calls. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board. In addition, an Outside Director shall receive the following additional annual retainers, as applicable:
(i) Chairperson of the Audit Committee. An Outside Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service.
(iii) Chairperson of the Compensation Committee. An Outside Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service.
(v) Chairperson of the Nominating and Corporate Governance Committee. An Outside Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service.
(vi) Chairperson of the Payments Innovation Committee. An Outside Director serving as Chairperson of the Payments Innovation Committee shall receive an additional annual retainer of $50,000 for such service.
The annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who is a citizen of the United States and who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than the last day of the first month following the end of such immediately preceding Fiscal Quarter. For clarity, an Outside Director who has (i) served as an Outside Director from the date of appointment to the Board through the end of the Fiscal Quarter containing the date of appointment to the Board or (ii) served as an Outside Director during only a portion of the relevant Fiscal Quarter, will receive a prorated payment of the quarterly installment of the annual cash retainer, calculated based on the number of days during the Fiscal Quarter that such Outside Director has served in the relevant capacities.
The annual cash retainer under this Policy will be paid annually in arrears on a prorated basis to each Outside Director who is not a citizen of the United States at a time to be determined by the Company and the Outside Director based on tax considerations for the country in which the Outside Director is a citizen.

II.	Equity Retainers
All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:
(a) Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions; and (ii) any award of restricted stock and restricted stock units the product of (A) the average closing market price on The Nasdaq Global Select Market (or such other market on which the Company’s Class A common stock is then principally listed) of one share of the Company’s Class A common stock on the effective date of grant (the “Grant Date”), or if no closing price is reported for the Grant Date, the closing price on the date immediately prior to the Grant Date for which the closing price is reported, and (B) the aggregate number of shares pursuant to such award.
(b) Revisions. Subject to approval from the Board, the Compensation Committee may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.
(c) Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan (the “2021 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and, if applicable, exercisable.
(d) Initial Grant. Each new Outside Director will receive an initial, one-time restricted stock unit grant, with a Value of $400,000 (the “Initial Grant”), that vests in three (3) equal installments on the first, second, and third anniversary of the grant date; provided, however, that all vesting will cease if the director ceases to provide services to the Company, unless the Board determines otherwise prior to the cessation of such services.
(e) Annual Grant. On the date of the Company’s annual meeting of stockholders, each Outside Director who will continue as a member of the Board following such annual meeting of stockholders will receive a restricted stock unit grant on the date of such Annual Meeting (the “Annual Grant”) with a Value of $200,000 that vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next annual meeting of stockholders; provided, however, that all vesting will cease if the director ceases to provide services to the Company, unless the Board determines otherwise prior to the cessation of such services. An Outside Director may elect to receive cash in lieu of an Annual Grant, but must meet certain criteria as outlined in Section II(g) below. In the event that an Outside Director elects to receive cash in lieu of the Annual Grant, the cash payment will occur in the same manner and frequency as the Annual Cash Retainer.
(f) Independent Chairperson Grant. On the date of the Company’s annual meeting of stockholders, the Independent Chairperson of the Board will receive a restricted stock unit grant on the date of such Annual Meeting (the “IC Grant”) with a Value of $50,000 that vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next annual meeting of stockholders; provided, however, that all vesting will cease if the director ceases to provide services to the Company, unless the Board determines otherwise prior to the cessation of such services. The Independent Chairperson may elect to receive cash in lieu of the IC Grant, but must meet certain criteria as outlined in Section II(g) below. In the event that the Independent Chairperson elects to receive cash in lieu of the IC Grant, the cash payment will occur in the same manner and frequency as the Annual Cash Retainer.
(g) Cash in Lieu of Equity. With respect to the Annual Grant and the IC Grant, an Outside Director or the Independent Chairperson of the Board may elect to receive an amount equal to the Annual Grant and the IC Grant in the form of cash payment which vests and will be paid in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next annual meeting of stockholders; provided, however, that all vesting will cease if the director ceases to provide services to the Company, unless the Board determines otherwise prior to the cessation of such services. In order to receive cash in lieu of equity for the Annual Grant and the IC Grant, an Outside Director or the Independent Chairperson of the Board must have satisfied the stock ownership requirements set forth in the Company’s Stock Ownership Guidelines Policy and have been serving as a director for at least five years. The Outside Director or Independent Chairperson must notify the Company no later than the date of the Annual Meeting for the year in which the election is made in order to receive the Annual Grant and the IC Grant in the form of cash compensation. The Initial Grant is not subject to cash payment.

III.	Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

IV.	Maximum Annual Compensation
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed $750,000; provided, however that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board (or such other limit as may be set forth in Section 3(b) of the 2021 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the Value as calculated in Section II(a).
Date Amendment Approved: June 1, 2024